MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed equity REIT

PRESS RELEASE

FROM:	SIMON R.C. WADSWORTH
SUBJECT:	MID-AMERICA FIRST QUARTER RESULTS TO EXCEED FORECAST
DATE:	APRIL 19, 2005

Mid-America first quarter FFO to exceed forecast as property revenues strengthen.

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it expects its first quarter 2005 Funds From Operations (“FFO”) to exceed its prior guidance.

Based on preliminary results, the Company expects to report FFO (the standard earnings measurement used by REITs) between approximately $18.3 million and $19.0 million, representing a range of 77 to 79 cents per diluted share/unit for the first quarter of 2005. This compares to the Company’s prior FFO guidance of 72 to 76 cents per diluted share/unit. Net income is expected to be between approximately $3.9 million and $4.5 million, and net income available for common shareholders between approximately $200 thousand and $800 thousand, representing an approximate range of 1 to 4 cents per diluted share.

Simon Wadsworth, CFO, said “Our property revenues were significantly greater than forecast. We also received some benefit from lower than planned interest expense. We are reviewing our forecasts for the balance of 2005 and will give further guidance with our formal quarterly earnings release on May 5th.”

The following table is a reconciliation of expected FFO to expected net income for the three months ended March 31, 2005 (in thousands):

	Three Months Ended
	March 31, 2005
	Low	High
Net income	$ 3,892	$ 4,511
Addback: Depreciation real estate assets	17,718	17,718
Subtract: Net gain on insurance and other
settlement proceeds	7	7
Subtract: Net loss on insurance and other
settlement proceeds of discontinued operations	(25)	(25)
Addback: Depreciation real estate assets of
unconsolidated entities	132	132
Subtract: Preferred dividend distribution	3,713	3,713
Addback: Minority interest in operating
partnership income	203	284
Funds from operations	$ 18,250	$ 18,950

Weighted average for the three months ended March 31, 2005:
Shares - diluted	21,212
Shares and units - diluted	23,845

The Company provides guidance on FFO and does not forecast net income available for common shareholders. It is not possible to reasonably predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses and minority interest, or to forecast extraordinary items, which, combined, generally represent the difference between net income available for common shareholders and FFO.

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense on real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 38,129 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.